BlueLinx Quarterly Review First Quarter 2017 May 4, 2017

2 This presentation includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply, and/or demand for products which we distribute; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; acts of cyber intrusion; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Unless otherwise indicated, all forward-looking statements are as of the date they are made, and we undertake no obligation to update these forward-looking statements, whether as a result of new information, the occurrence of future events, or otherwise. Some of the forward-looking statements discuss the company’s plans, strategies, expectations and intentions. They use words such as “expects”, “may”, “will”, “believes”, “should”, “approximately”, “anticipates”, “estimates”, “outlook”, and “plans”, and other variations of these and similar words, and one or more of which may be used in a positive or negative context. Immaterial Rounding Differences - Immaterial rounding adjustments and differences may exist between slides, press releases, and previously issued presentations. Forward-Looking Statements

3 BlueLinx reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also believes that presentation of certain non-GAAP measures may be useful to investors. Any non-GAAP measures used herein are reconciled to the financial tables in our earnings release or 10-Q. The Company cautions that non- GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. We define Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted to exclude certain non-cash items and other adjustments to Consolidated Net Income (Loss). Further, we also exclude, as an additional measure, the effects of the operational efficiency initiatives, to determine same-center Adjusted EBITDA, which is useful for period over period comparability. We present Adjusted EBITDA (and the exclusion of the effects of the operational efficiency initiatives) because it is a primary measure used by management to evaluate operating performance and, we believe, helps to enhance investors’ overall understanding of the financial performance and cash flows of our business. However, Adjusted EBITDA is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of the financial condition from those determined under GAAP. Adjusted EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. We believe Adjusted EBITDA is helpful in highlighting operating trends. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than using GAAP results alone. The non-GAAP metrics of adjusted same-center net sales and adjusted same-center gross profit excludes the full year effects of both closed facilities and the SKU rationalization initiative to arrive at these adjusted non-GAAP metrics. This calculation is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of the financial condition from those determined under GAAP. Adjusted same-center net sales and adjusted same-center gross profit, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. We believe adjusted same-center net sales and adjusted same-center gross profit are helpful in presenting comparability across periods without the full-year effect of our operational efficiency initiatives. We also believe that these non-GAAP metrics are used by securities analysts, investors, and other interested parties in their evaluation of our company, to illustrate the effects of these initiatives. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than using GAAP results alone. Non-GAAP Financial Measures

4 Mitch Lewis Chief Executive Officer

5 Key Emphasis • Initiatives to delever the Company • Real estate optimization • Working capital improvements • Emphasize local customer interaction to grow market share • Focus on sales excellence and customer experience Key Emphasis for BlueLinx

6 Susan O’Farrell Chief Financial Officer and Treasurer

7 Executive Summary – First Quarter Results • Net Sales of $428.6 million • Adjusted same-center net sales increased $9.0 million from Q1 2016 • Gross Profit of $54.4 million • Gross Margin of 12.7%, an increase of 60 basis points from Q1 2016 • Selling, General, and Administrative costs were $52.9 million, down $2.3 million from Q1 2016 • Net Income of $0.6 million, up $6.7 million from prior year • Diluted earnings per share of $0.06 • Adjusted EBITDA of $7.3 million, up $0.3 million from Q1 2016 • Same-center Adjusted EBITDA was up $1.4 million from Q1 2016 • Operating Working Capital improved by $56.1 million from prior year • Debt principal reduction of $111.3 million from Q1 2016 • July 2017 mortgage obligation fully satisfied three months ahead of schedule

8 $272.5 $221.2 $159.4 $99.4 Q1 '16 Q1 ‘17 Mortgage Revolving credit facilities Delevering the Business 1 $320.6 $431.9 ($111.3) • Mortgage and revolving credit facilities decreased by $60.0 million and $51.3 million, respectively from this period last year • Sold five properties during the first quarter 2017, enabling us to fully satisfy our July 2017 mortgage obligation of $60 million three months ahead of schedule In millions

For financial schedules, please reference our Earnings Release and 10-Q available on our website www.BlueLinxCo.com